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TRANSLATION FROM FRENCH FOR INFORMATION ONLY

                                                                     EXHIBIT 2.3

                    REPRESENTATIONS AND WARRANTIES AGREEMENT
                              DATED 3 DECEMBER 2001


AMONG THE UNDERSIGNED

Mr. Francois Lafon, an individual born in Paris on October 27, 1944, residing at 41, avenue Foch - 75016 Paris, France

Ms. Andree Carpentier, widow (veuve) of Mr. Louis Lafon, an individual born in Hanoi (Vietnam) on April 15, 1918, residing at 5, rue Alboni - 75016 Paris, France hereinafter together called the "Warrantors"

                                                                ON THE ONE HAND,

AND

Cephalon, Inc., organized in the State of Delaware, having its principal place of business located at 145 Brandywine Parkway, West Chester, Pennsylvania 19380, United States represented by Mr. Frank Baldino, Chairman and Chief Executive Officer, thereunto duly authorized by a resolution of Cephalon's Board of Directors, dated 1st November 2001, hereinafter called the "The Beneficiary"

                                                               ON THE OTHER HAND


                                       Hereinafter together called the "Parties"

                                                     and individually a "Party".


WHEREAS

A. In accordance with the provisions of a share purchase agreement signed by the Warrantors and the Beneficiary of even date herewith (hereinafter called the "Share Purchase Agreement"), the Warrantors have agreed to sell to the Beneficiary all of the shares of Financiere Lafon (hereinafter called the "Financiere Lafon Shares"), a French corporation (societe anonyme) with a share capital of forty thousand euros (Euro 40,000), having its registered office located at 12, rue Clement Marot, 75008 Paris, registered with the

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     Registry of Commerce and Companies (Registre du Commerce et des Societes)
     of Paris under number B 340 102 391 (hereinafter called the "Company"), and a minimum of 2,556 shares of Organisation de Synthese Mondiale Orsymonde (hereinafter called the "Orsymonde Shares"), a French corporation (societe anonyme) with a share capital of one million eight hundred thirty six thousand euros (Euro 1,836,000), having its registered office located at 12, rue Clement Marot, 75008 Paris, registered with the Registry of Commerce and Companies of Paris under number 582 079 711 (hereinafter called "Orsymonde") (the Financiere Lafon Shares and the Orsymonde Shares are collectively referred to as the "Shares").

     Capitalized terms used in this Agreement (hereinafter called this "Agreement") and not otherwise defined in this Agreement have the respective meanings set forth in the Share Purchase Agreement.

B.   The Company owns directly or indirectly the Subsidiaries.

C. The Beneficiary has requested from the Warrantors, and the Warrantors have agreed to make, certain representations and warranties for the benefit of the Beneficiary and to undertake to indemnify it against certain costs, damages, events, expenses and losses on the terms and conditions set forth in this Agreement, such indemnification to take the form of a reduction of the Price.


NOW, THEREFORE, THE PARTIES HAVE AGREED TO THE FOLLOWING:

1.   Representations and Warranties of the Warrantors

The Warrantors hereby jointly and severally make the ordinary representations and those provided by law (declarations ordinaires et de droit) and make the specific representations and warranties (hereinafter called the "Representations and Warranties") set forth below. The Warrantors recognize and accept that the Beneficiary has entered into the Share Purchase Agreement in reliance on the Representations and Warranties.

1.1  Corporate Existence and Capitalization of the Companies

     (i) Each of the Companies has been duly organized and is validly existing under the laws of its jurisdiction of organization, and has the registered capital and number of authorized and existing shares shown on Schedule 1.1, which shares constitute all of the authorized and existing shares.

     (ii) Certified true and up-to-date copies of the articles of association (statuts) of the Companies are attached as Schedule 1.1 hereto; the minutes and other corporate records of the Companies are accurate and up-to-date; the Companies' filings with the Registry of Commerce and Companies are complete and up-to-date in all respects; the excerpts


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          (extraits Kbis) from the Registry of Commerce and Companies regarding the Companies attached hereto as Schedule 1.1 (and which are dated no more than three months from the date of this Agreement) are true and accurate as of their respective dates.

    (iii) The Companies are not in a state of insolvency or unable to meet their payment obligations as they become due (cessation des paiements) and are not and have never been subject to a judicial reorganisation (redressement judiciaire) or judicial liquidation (liquidation judiciaire) proceeding or any receivership or composition with creditors (reglement amiable) or collective bankruptcy proceedings provided for by Law No. 84-148 of March 1, 1984, nor have they requested an extension period (delai de grace) pursuant to Article 1244-1 of the French Civil Code.

     (iv) The Companies (i) have the corporate power and authority to hold, and hold, all governmental and other authorizations and permits allowing them to own all of their properties and other assets and to carry on their business as it is currently being conducted, and (ii) are in compliance with all laws and regulations to which they are subject. The Companies are not in default with respect to any judgement or order of any court, arbitration panel, or government department or agency.

      (v) The Subsidiaries are the only direct or indirect subsidiaries of the Company. Except as listed in Schedule 1.1, none of the Companies has been over the last five years, directly or indirectly a member of any partnership (societe en nom collectif), joint venture, economic interest grouping, or any other organization or structure having unlimited liability.

     (vi) Except as set forth in Schedule 1.1 and other than its Subsidiaries, none of the Companies has, since January 1, 1996, (i) held any shares in any corporation or (ii) exercised any office as board member or manager of any corporation or (iii) acted as de facto manager of any corporation.

1.2 The Shares

     (i) The Shares are fully paid-in and freely transferable, subject only to receipt of Board of Directors' approval as provided in the statuts of the Company.

     (ii) There exists no agreement or undertaking pursuant to which any person is, or could become, entitled to request the issuance of new shares by the Companies. The Companies have not issued any securities which could give rise to a capital increase or the issuance of securities granting the right to any amounts which the Companies may distribute or voting rights, or which could result in any limitation of the rights attached to the Shares.

    (iii) Each of the Warrantors has full and valid title to the Shares set out against his/her name in Schedule 1.1 hereto free from any lien, charge, or encumbrance, or any other third party rights and at the Closing Date, such title, as well as title to any Minority Share transferred, shall be validly transferred to the Beneficiary or to such person or persons as the Beneficiary may specify pursuant to the Share Purchase Agreement. All the authorizations


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          which must be obtained prior to the transfer of the Shares, as provided by the Company's or Orsymonde's statuts and by applicable law, have been or, at the Closing Date, will have been obtained.

     (iv) A complete and accurate list of shareholders in each of the Companies, with an indication of the number of shares or securities held by each of them, is included in Schedule 1.1.

          The Companies have full and valid ownership of the shares and securities listed in Schedule 1.1. Such shares and securities are free and clear of all liens, encumbrances, sureties, preferential acquisition rights, call options, restrictions of any nature whatsoever on their free transferability (except for any approval right provided by applicable law or the articles of association, a copy of which is attached hereto as Schedule 1.1), or claims of any nature whatsoever, originating prior to, or which may arise as a result of, the sale provided in the Share Purchase Agreement; such shares and securities represent the percentages of capital, voting rights, and dividend rights in each of the corresponding Companies stated in Schedule 1.1.

          The share capital of each of the Companies is as set forth in Schedule 1.1, which also states the number of shares or securities issued by each of them. All of the shares or securities of each of the Companies are validly issued and fully paid-up. Except for such shares or securities, the Companies have not issued any shares, securities, rights or transferable securities of any nature whatsoever. There are no options, promises, subscription vouchers or other agreements or undertakings according to which any of the Companies is obliged, or may be obliged, to issue any securities, shares, rights or other transferable securities. None of the securities issued by the Companies is listed on any stock exchange or unlisted market.

1.3 Effects of the Transfer of the Shares

Except as set forth in Schedule 1.3, the transfer of the Shares to the Beneficiary as provided in the Share Purchase Agreement will not result in:

     (i)  any breach of any agreement or undertaking by the Companies;

     (ii) the possibility for any person having dealings with the Companies to terminate any agreement or contract or to modify the effects thereof, or to claim the reimbursement of any subsidy or grant or loan or advance;

    (iii) the amendment, cancellation or revocation of any permit, authorization or license of any kind whatsoever, necessary or desirable for the operations of the Companies' business, or the amendment, cancellation or revocation of any preferential tax treatment or subsidy or other assistance granted by governmental or quasi-governmental authorities;


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(iv)     the possibility for a third party to invoke any guarantee, surety, letter of comfort, or any other document having an equivalent effect which may have been granted by the Companies;

1.4 Financial Statements of the Companies

     (i) The corporate accounts (including balance sheet, income statement, and notes to the accounts, including off-balance sheet items for the French companies) of the Companies as of December 31, 1999, and as of December 31, 2000 (hereinafter together called the "1999 and 2000 Corporate Financial Statements") and the consolidated accounts (including balance sheet, income statement, cash flow statement, and notes to the accounts, including off-balance sheet items) of the Company as of December 31, 1999 and December 31, 2000 (hereinafter called the "1999 and 2000 Consolidated Financial Statements") are attached as Schedule 1.4 and are together referred to herein as the "Financial Statements".

Subject to the provisions set forth in Schedule 1.4:

     (ii) The Financial Statements of the French companies have been prepared in accordance with accounting principles generally accepted in France (i.e., as set forth in the Nouveau Plan Comptable Francais and in accordance with the recommendations of the Ordre des Experts-Comptables Francais and the Conseil National de la Comptabilite), and such principles have been consistently applied by the French Companies. This representation and warranty applies mutatis mutandis to the corporate financial statements for 1999 and 2000 of the Swiss companies.

    (iii) The Financial Statements have been prepared in the form required by applicable law and present fairly and accurately the Companies' financial condition at, and the results of their respective operations for the financial period ended on, the periods there indicated.

     (iv) At the dates of closing the Financial Statements, the Companies had no liabilities or obligations other than those set out in the Financial Statements as required by applicable regulation.

      (v) The reserves for depreciation and other provisions appearing in the Financial Statements were, as of the dates of closing the Financial Statements, sufficient and have been determined in accordance with applicable legislation, and are conservative.

     (vi) All the accounts, books and records of the Companies have been fully, properly and accurately kept and completed, as required by applicable regulation. In particular, they present fairly and completely the financial, contractual and business condition of the Companies and of the plant and machinery, fixed and current assets and liabilities (actual and contingent), debtors, creditors and inventories and work in process of the Companies.


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    (vii) None of the Companies has any off-balance sheet commitments (within the meaning of accounting principles generally accepted in France), except for items mentioned in the Financial Statements and in Schedule
          1.4 and, in particular, none of them has granted any guarantees (in any form whatsoever, including as a comfort letter), sureties or other commitments having equivalent effect, with regard to the performance of obligations contracted by third parties (including partners, shareholders, corporate officers or members of their staff). None of the Companies is participating in any portage transactions or interest rate or exchange rate swap agreements, nor are they bound by any undertakings made on a futures market.

   (viii) To the Warrantors' knowledge, the estimate made by the Companies of thirty million euros (Euro 30,000,000) for the cost of the extension of the research and development facility in Maisons-Alfort and the new factory in Mitry-Mory, in light of the information available to the Sellers, represents a reasonable good faith estimate of the costs of such construction work.

1.5 Receivables

     The trade and other receivables of the Companies as shown in the Financial Statements are valid and have been collected, or are collectible in full, within the relevant legal or contractual time-limits in accordance with past practices (subject to any provision for bad and/or doubtful accounts).

1.6 Inventories

     Except as set forth in Schedule 1.6:

     The inventories reflected in the Financial Statements consist of usable articles which, with respect to their quality and quantity, can be sold in the normal course of business at a price at least equal to the value at which they appear in the Financial Statements, namely the lower of cost and net realizable value. The Companies do not hold in their inventories any products on consignment which belong to third parties, or which are subject to a title retention clause, and no undertakings have been given to take back the inventories of any agents, distributors or other representatives of the Companies. The current levels of inventories are adequate for the present and anticipated requirements of the Companies.

1.7 Taxes and Similar Charges

     Except as set forth in Schedule 1.7:

      (i) The Companies are in compliance, and have always complied, with all applicable tax or customs regulations.

     (ii) The provisions for taxes and the provisions for social and similar charges (including, but not limited to, social security contributions, and contributions to complementary welfare


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          and pension schemes) which appear in the Financial Statements, as required by applicable regulations, are sufficient for the payment of all taxes, social and similar charges due or accrued at December 31, 2000 (regardless of the date of the event which is the origin of the taxes, social or similar charges and regardless of the date on which payment thereof is due). The Companies have filed all national, departmental and local tax and social security returns at the required time and have kept copies of the originals filed. All national, departmental and local taxes, and duties (including, but not limited to, company tax, value added tax, business tax, registration tax, land tax and customs duties) and all social and similar charges owed by the Companies or payable at the date of this Agreement have been paid within the legal time limits.

    (iii) The Companies have available all documents needed to justify the information contained in the returns or documents mentioned in paragraph (ii) hereinabove, as well as their compliance with applicable tax or customs regulations. The Companies have available all documents necessary to justify the existence and the amount of any tax losses to be carried forward (whether concerning an ordinary loss or deferred depreciation, regardless of the original fiscal year), of any tax credits or claims they may have against any tax or administrative authority whatsoever either for refunds already obtained from such authorities, or for refunds to be obtained in the future. More generally, the Companies have complied with, and will remain in a position to comply with, their obligations concerning time limits in which to retain documents in particular, as regards the French companies, as required by Article L 102 B of the Code of Tax Procedure.

     (iv) The Companies have withheld all tax and/or social or similar charges to be withheld by them as required by applicable regulation.

      (v) The interest paid to the Companies' shareholders prior to the date of this Agreement has never exceeded the maximum authorized by Articles 39-1 3(degree) and 212 of the General Tax Code.

     (vi) None of the Companies is subject of any inspection or inquiry, nor has received any request for information or notice from the tax or social security authorities or any similar bodies. To the Warrantors' best knowledge, no such inspections or inquiries are anticipated. No amount is due by the Companies with respect to the letters of comments issued in connection with the URSAAF audit which gave rise to the assessment statements (controle et etats des redressements URSAAF) attached in
          Schedule 1.7.

    (vii) With the exception of Lafon Pharma SA and Genelco SA, the Companies are, and always have been, exclusively residents of France.

   (viii) The tax valuation of assets and liabilities at the date the Financial Statements were prepared have been calculated in accordance with applicable regulations. The Companies do not benefit from, nor have they benefited from, except, as the case may be, in connection with tax consolidation, a suspension, postponement or deferral of tax,


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          especially by reason of a reorganization transaction (for example, merger or partial spin-off of assets) made prior to the Date of this Agreement.

     (ix) None of the Companies has ever been party to a transfer, sale, exchange, contribution of any sort whatsoever for which it did not pay registration, contribution or transfer taxes, stamp duties, real estate publication taxes or others, that it is legally or contractually liable to pay.

     (x)  As at the date of this Agreement, the Companies mentioned in Schedule
          1.7 are members of a tax group formed as provided under Article 223 A of the French tax code (hereinafter called the "Tax Group Companies") and have entered into a tax consolidation agreement. The Tax Group Companies have always complied with the French tax regulations applicable to consolidated tax groups (including all rules concerning the election for the tax group, the filing of the tax group returns, and the computation of the Tax Group income). Since their election for the tax group, no de-grouping event has occurred that could affect either the tax group as whole or one of the Tax Group Companies as a single member of the tax group. The Tax Group Companies should not bear any additional tax liability as a consequence of their departure from the tax group, other than the normal tax liabilities they would have borne in the normal course of their business, should they never have been a member of the tax group, as provided under applicable French regulations.

1.8 Ownership of Assets

     (i)  Real Estate

          Except as set forth in Schedule 1.8:

          (a) Each of the Companies has appropriate facilities at its disposal for purposes of carrying out its activities, and is either the owner, the tenant, the credit-lessor ("credit-preneur"), or otherwise legitimate occupant of all of the buildings existing now or to be constructed which are necessary for the conduct of its operations. Such buildings as well as those owned by any of the Companies, but which are not necessary for the conduct of its operations, are hereinafter collectively referred to as the "Buildings" and are listed in Schedule 1.8 hereto. None of the Buildings purchased by any of the Companies is the subject of a title retention clause. Those Buildings existing now or which may be constructed which are used by the Companies and of which they are not the owners are leased by the Companies under the terms of valid leases giving them either commercial ownership rights or an option to acquire the Buildings upon expiration of the lease, as the case may be. The Buildings are not the subject of any expropriation or total or partial requisition measures, or of any other administrative measures which may materially adversely affect their value, nor are they the subject of any encumbrances which may affect their use, or of any mortgages, pledges, liens or inscriptions whatsoever to the benefit of any third parties. The Buildings already constructed comply with urbanization regulations and applicable safety standards;


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               the relevant certificates of compliance have been issued. The
               Buildings are in a normal condition of use, maintenance and repair.

          (b) The Companies have received no notice with respect to Buildings they use or own of any actions for hidden defects, failure to comply with regulations or actions invoking the builders' liability.

          (c) The business carried on in those Buildings covered by leases or credit-leasing ("credit-bail") agreements is duly authorized by such agreements. Such agreements do not provide that the lessee shall be responsible for the cost of any work required to bring the Buildings into compliance with applicable regulations. The rent has been revised in accordance with legislation, applicable regulations, and contractual provisions, and there has been no notice of their termination or exchange of correspondence concerning such termination.

          (d) None of the Buildings already constructed and owned by the Companies has been built on land not owned by the Companies.

          (e) The Companies have received no notice of any decision by any competent authority which may restrict or modify the permitted use of any of the Buildings used by any of the Companies.

     (ii) Movable Property and Businesses ("Fonds de Commerce")

          Except as set forth in Schedule 1.8:

          (a) All movable property, materials, installations and equipment used by the Companies or owned by any one of them are in a normal state of use, maintenance and repair, are free from material defects, have been maintained in accordance with normal industry practice, and all applicable legislative or regulatory provisions have been complied with. Such movable property, materials, installations and equipment are either fully owned by the Companies and are not subject to any liens, pledges, third party rights or agreements whatsoever, or are used or retained by the Companies under the terms of a valid lease.

          (b) The Companies' businesses ("fonds de commerce") have been operated in a normal manner, in accordance with applicable laws and regulations, so as to maintain their activities and safeguard their existence. The Companies have full ownership of such businesses, which are not the subject of any liens, pledges, third party rights or agreements whatsoever, nor of any claims or actions of any nature whatsoever.


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1.9 Leases

Except as set forth in Schedule 1.9:

     (i) No leases made with third parties to which the Companies are a party contains any unusual provision. All facilities in which the Companies conduct their operations under terms of a commercial lease are subject to the provisions of the Decree of September 30, 1953, and are registered at the Registry of Commerce and Companies.

     (ii) No notice to terminate has been given to the Companies in respect of any of the leases, and the Companies have not been responsible for any act or omission which could justify the lessor in terminating any such lease.

1.10 Intellectual Property

     (i) Schedule 1.10 contains a list of the patents and published patent applications, trademarks, tradenames, copyright, logos, designs, software (other than current), and other intellectual property rights (hereinafter together called the "Rights") used by the Companies and which are necessary to make, use or sell any products currently sold or under development by any of the Companies.

Except as set forth in Schedule 1.10:

     (ii) The Rights are owned by the Companies as indicated in Schedule 1.10 free from any charge or encumbrance, or are used pursuant to valid licenses from third parties of which details are given in the said
          Schedule 1.10. Schedule 1.10 also identifies each license or other agreement pursuant to which any of the Companies has licensed, distributed or otherwise granted any rights to any third party with respect to any Rights.

    (iii) To the Warrantors' knowledge, the Companies have not infringed, and are not infringing, any rights belonging to any third party relating to any patent, trademark, trade name, copyright, logo, design or software or any other intellectual property rights belonging to third parties.

     (iv) None of the present or former corporate officers ("mandataires sociaux") or employees of the Companies owns, directly or indirectly, in whole or in part, any Right, nor do they have the right to compensation or remuneration in connection with any such Right.

     (v) The Companies have the unfettered right to use their corporate and trade names of which they have full title and enjoyment, without paying any royalty to a third party.


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1.11 Contracts

     Subject to the contents of Schedule 1.11:

      (i) None of the Companies has (a) entered into any material contract which gives rise to duties or liabilities which are unusual in relation to the normal rules of proper management of a company in the industry involved, and (b) is in breach of any of its obligations under any material contract.

     (ii) All of the contracts made by the Companies are valid and enforceable. None has been entered into in violation of applicable laws or regulations, and the Companies and the other contracting parties have respected their obligations thereunder. No such contract made by the Companies was entered into outside the normal course of business.

    (iii) The transfer of the Shares on the Closing Date to the Beneficiary will not result in the accelerated maturity of any loan or guarantee agreement, or any other payment to be made to any third party under any contract.

     (iv) The execution and performance of this Agreement (a) do not and will not result in the termination of any contract, (b) do not and will not conflict with, or result in any violation or breach by the Company or any Subsidiary of any contract, and (c) will not grant to any other contracting party the right to terminate or modify any such contract.

     (v) Neither the Warrantors, nor the Companies has received any notice whatever pursuant to which any of the ten (10) largest customers of, or suppliers or lenders to, the Companies has disclosed its intention to cease or substantially reduce its commercial relationship with the Companies for any reason whatsoever including, without limitation, as a result of the transfer of the Shares to the Beneficiary.

     (vi) None of the Companies is bound, except for intercompany agreements, by any contract directly or indirectly with any of the Warrantors or any of their spouses, parents or children or any legal entity controlled by any of them.

    (vii) All of the contracts have been made on terms and conditions consistent with practices existing in the industry involved and the Companies' normal and usual business practices. More specifically no contract requires one of the Companies to accept purchase prices which could be imposed on it in the future, otherwise than as permitted by applicable regulations.

   (viii) None of the Companies has been informed of any intent on the part of its suppliers or customers to terminate or reduce their business relationship, where such termination or reduction would significantly affect the relevant Company's ability to supply its commercial outlets or its financial position.


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     (ix) The Companies have received no payment of any royalty under agreements made (a) between Laboratoires L. Lafon and Laboratoires Roger Bellon, dated January 20, 1981, for the use of a trademark in Iran and Libya, and (b) between Laboratoires L. Lafon and Vetoquinol, dated September 14, 2000, for the sale and promotion of products in Afghanistan, Burma, North Korea, Cuba, Iran, Iraq, Libya, Sierra Leone, and the Sudan.

1.12 Personnel

     (i)  Set forth in Schedule 1.12 is:

          (a) a list of all the employees of the Companies including their age, seniority and present annual compensation (including any right to bonus, fringe benefits, profit sharing) and, for persons having an employment contract for a definite period, the date of expiration of the contract. No person not shown on such list may claim employment with any of the Companies;

          (b) a list of all pension benefits offered by the Companies to any of its/their present or former employees or corporate officers;

          (c) a list of temporary personnel, of outside collaborators, of sales representatives (VRPs) and any other persons who do not have the status of salaried employees but who regularly collaborate in the operations of the Companies;

          (d) a list of the collective bargaining and other collective agreements applicable to the personnel of the Companies (including any agreement relating to bonuses, pensions, deferred compensation, profit sharing or share option schemes);

          (e) a list of practices in effect and particular to one of the Companies and which provide benefits which are greater than those required by applicable law or the collective bargaining or other collective agreements;

          (f) model employment contracts for an indefinite term on a full time basis made by Orsymonde and Laboratoire L. Lafon and a list of all benefits (including, but not limited to, increased severance pay, extended notice periods, fringe benefits, pensions) granted to employees or officers which are (i) greater than those provided with respect to their level under the applicable collective bargaining and other collective agreements and usage listed in Schedule 1.12 and (ii) which are not otherwise indicated in such Schedule, or in the above-described model employment agreements.

          (g) a list of all commitments made vis-a-vis present or former employees or corporate officers.

          (h) a list of current labor litigation or with former or present officers (mandataires sociaux), indicating the parties thereto, the subject matter of the dispute, the


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               amount claimed from the Companies, and the provisions made in the
               Financial Statements in connection therewith.

     Subject to the contents of Schedule 1.12:

          (i) None of the Companies is the subject of any particular proceedings by the Labor Inspectorate (Inspection du Travail) for failure to comply with labor legislation.

          (j) Neither the Warrantors nor any of the Companies have undertaken to grant any benefits to any employees or corporate officers of the Companies as a result of the completion of the sale of the Shares contemplated in the Share Purchase Agreement.

          (k) The Warrantors have ensured that the central workers' committee of Laboratoire L. Lafon has been informed of, and consulted in connection with, the conclusion of the sale transaction set forth in the Share Purchase Agreement and the transactions related thereto which are required to be made known to employee representatives.

          (l) None of the Companies has made any undertakings within the context of any redundancy plan ("plan social") which has not been performed in full, nor has any of the Companies granted any promises in connection with any collective dismissal.

          (m) All of the Companies are now and have been in compliance with all provisions of labor and social security legislation, including without limitation legislation concerning employee representation, the collective bargaining agreements applicable to the Companies, and individual employment contracts.

     (ii) To the best of the knowledge of the Warrantors, none of the employees of the Companies has made it known that he/she intends to terminate his/her employment agreement.

    (iii) The Warrantors are not aware, with respect to the Companies, of any threatened strikes, lock-outs, pickets, sit-ins, or other industrial action at any of the premises of the Companies.

1.13 Insurance

     (i) The activities of the Companies and all the assets used by them are validly insured with reputable companies. A list of insurance policies taken out by the Companies in connection with their businesses is set forth in Schedule 1.13. The terms of the policies are such as would be acceptable to a normally prudent business person carrying on a similar business with similar assets.

     (ii) The Companies have fulfilled all of their obligations pursuant to the above-described insurance policies, in particular with respect to the declarations of risks and claims and the payment of premiums relating to such policies. As at the date of this Agreement, none of the Companies has received or given any notice of termination or non-renewal of any such policies, or received any notice from any of the relevant insurance companies of their intention substantially to increase the premiums due, or to raise the deductibles or to reduce the coverage provided.

1.14 Product Liability

      (i) No claim has been made against any of the Companies since January 1, 1996 in respect of damage suffered resulting from a defect in any product manufactured, assembled or sold, and no product manufactured, assembled or sold by the Companies has any latent defect or other defect likely to result in a claim for damages from a purchaser or user of the product or a third party.

     (ii) No incidents of a medical nature have been reported since January 1, 1996, that put into question the continued manufacture and sale of the Companies' products or indicate that the Companies may face liability based on such incidents or the matters therein reported.

1.15 Environment, Health and Safety

Subject to the information set forth in Schedule 1.15:

     (i) The Companies' operations have always been, and are being, conducted in compliance with the applicable laws and regulations in force concerning the protection of the environment and occupational health and safety, and no product manufactured, assembled or sold or any service supplied by the Companies is in violation of such laws and regulations.

     (ii) The Companies have at all times obtained and complied with all authorizations, licenses and other approvals required by the laws and regulations in force. No notice has been received from any competent body to the effect that any such authorization, license or approval has not been complied with or has been withdrawn.

    (iii) To the Warrantors' knowledge, (a) no leak or spill or disposal of any substance, material or waste which is regulated as "toxic" or "hazardous" under any applicable environmental regulation has occurred on any real property currently owned or occupied by the Companies, (b) none of the Companies is obligated or reasonably likely to become obligated to clean up or otherwise remediate any contaminated surface water, ground water or soil, and (c) it is not reasonably foreseeable that it will be so obligated.

     (iv) The Companies do not use, for their current operations, products or substances which are not currently used for equivalent operations and are not in compliance with the applicable legislation.

     (v) The Warrantors have no knowledge of any environmental damage related to the Companies' operations or their operation of sites which they own or lease.

     (vi) No dangerous or toxic wastes or substances are being stored or treated on land belonging to, or leased or used by, the Companies, nor, to the Companies' knowledge, has there been. None of the Companies has transported or caused to be transported any dangerous or toxic wastes or substances otherwise than in compliance with applicable regulations. None of the Companies, either directly or through a third party, has disposed of wastes from any product or packaging whatsoever otherwise than in compliance with applicable regulations.

1.16 Litigation

     (i) Save for the cases brief details of which are set out in Schedule 1.16, there is no current, threatened or pending litigation, arbitration, claim, administrative proceeding, administrative or tax investigation or any other action or proceeding pending or contemplated whether as plaintiff or defendant in relation to the Companies relating to costs, damages, expenses or losses of amounts in excess of twenty thousand euros (Euro 20,000), and the Warrantors are unaware of any facts which might give rise to any such action or proceeding.

     (ii) No administrative, judicial or arbitration decisions have been rendered against any of the Companies which may significantly and adversely affect its financial or economic situation and prospects.

1.17 Relations with Warrantors

Except as otherwise stated in Schedule 1.17, neither the Warrantors, nor any members of their families, nor any entity controlled by the Warrantors or members of the family of the Warrantors, in all cases either directly or indirectly:

      (i) hold, either together or separately, in whole or in part, any property, assets or rights whatsoever, which the Companies are to use or of which they are a beneficiary for purposes of conducting all or part of their operations, nor do they hold any right of any kind related thereto, or any interest in the Companies;

     (ii) is a creditor or debtor of the Companies as a result of any undertaking whatsoever, or, more generally, has any present or future rights against the Companies; or

    (iii) has granted any guarantees or security interest for any of the Companies' obligations, or is the beneficiary of any guarantee granted by one of the Companies as security for any of their obligations.

1.18 Loans

Except for the loans listed in Schedule 1.18, loans made in connection with 1% construction, loans made to other Companies, and loans previously made and completely repaid (principal and interest), the Companies have not granted any loans to any individual or to any legal entity.

1.19 Expenses Relating to the Sale of the Shares

     (i) Except as otherwise provided in this Agreement and/or in the Share Purchase Agreement, none of the Companies has borne, nor is required to pay, amounts relating to the sale of the Shares set forth in the Share Purchase Agreement;

     (ii) Except as otherwise set forth in this Agreement and/or the Share Purchase Agreement, what is set forth in Schedule 1.19, and what has been reserved for in the Companies' financial statements as of December 31, 2000, neither the Warrantors nor Companies have made any agreements with any intermediaries or advisors whatsoever which would require one of the Companies to pay, as from January 1, 2001, either directly or indirectly, any compensation, commissions or fees as a result of the signature of this Agreement or the Share Purchase Agreement, or the performance of the transactions contemplated therein.

1.20 Compliance with Legislation and Regulations

Subject what is set forth in Schedule 1.20:

      (i) All governmental, administrative or regulatory approvals, consents, permits or other authorizations (hereinafter called the "Authorizations") required for the performance of each of the Companies' activities have been obtained and are in full force and effect, including without limitation those relating to activities of pharmaceutical companies and the sale of pharmaceutical products, and the activities of the Companies are carried out in accordance with such Authorizations. All such Authorizations are described in Schedule 1.20.

     (ii) No proceedings of any nature whatsoever have been undertaken which may result in the withdrawal, suspension or amendment of any of the Authorizations, nor are any such proceedings threatened, to the Warrantors' best knowledge.

    (iii) The Companies are in compliance, and shall continue to comply, with all legislation, regulations or recommendations of any administrative bodies or authorities which may be applicable to them. In particular, they have not granted to any doctor or pharmacist benefits which are in violation of the procedure provided in Article L. 4113-6 of the Public Health Code (Code de la Sante Publique); all advertising for pharmaceutical products of establishments made by or on behalf of the Companies complies with the applicable provisions of Article L 5122-1 et seq. of such Code, and the Companies have complied with all applicable requirements as concerns adverse reaction reporting ("pharmacovigilence") under Article L. 5144-17 of such Code.

     (iv) All clinical trials were, and if still pending, are, being conducted in a manner that (a) follows, in all material respects, protocols, procedures and controls generally used by qualified experts in clinical studies, (b) has been duly notified to all competent review boards and authorities, (c) are covered by insurance policies of the types and in the amounts required by applicable laws and regulations, and (d) are consistent in all material respects will all applicable regulations.

      (v) The Companies have complied with the provisions of the Convention (and any amendments thereto) entered into pursuant to Article L. 162-17-4 of the Code de la securite sociale. A complete copy of such agreement and any amendment or proposed amendment thereto are set forth in
          Schedule 1.20. The Companies have made no commitments to any public authority other than those provided for in such Convention, as amended.

1.21 Absence of Changes

Except as set forth in Schedule 1.21, since December 31, 2000 and up to the date of this Agreement there has not been in relation to the Companies:

     (i) any change in the financial condition, the assets, liabilities, business or operations otherwise than in the normal course of business;

     (ii) any change in the customary terms of payment offered with respect to accounts receivable, or offering third parties any incentive (other than discount terms equal to those customarily offered to customers) to make accelerated payments of accounts receivable of the Companies;

    (iii) any acceptance of terms with respect to accounts payable which vary from those customarily offered or postponing the payment of any accounts payable past the due date hereof;

     (iv) any offer of terms, discounts or taking of any other action which results in customers increasing their levels of inventories of products of the Companies beyond what is customary with respect to such products or necessary for the proper conduct of the business;

      (v) any declaration or payment of any dividend or any other distribution of profits or reserves;

     (vi) any damage, destruction or other loss (whether or not covered by insurance) likely adversely to affect their assets (real or personal, tangible or intangible);

    (vii) any purchase or sale of securities by any of the Companies, any issuance by any of them of shares or other securities, rights or options to purchase or subscribe for shares in any of the Companies, or which carry the right to acquire or subscribe for securities which represent an interest in the share capital of any of the Companies;

   (viii) any loan incurred, granted, promised or secured by any of the Companies in excess of one hundred thousand euros (Euro 100,000);

     (ix) the assumption of an obligation or liability other than current obligations or liabilities incurred in the normal course of business;

      (x) any termination, waiver, amendment of, or default in relation to, any contract, undertaking or arrangement other than in the normal course of business;

     (xi) except for increases granted in the normal course of business and, especially, cost-of-living allowances or increases required by applicable labor law, any collective bargaining or other collective agreement or usage, any increase or promised increase in the compensation of employees, agents, sales representatives or corporate officers or in any of their benefits;

    (xii) any sale, lease or transfer of any tangible or intangible assets, nor any cancellation or waiver of any receivables otherwise than in the normal course of business;

   (xiii) any guarantee, surety or letter of comfort in respect of the obligations of third parties;

    (xiv) any lien, security interest, pledge, mortgage, easement, or other charge or encumbrance granted over any tangible or intangible assets;

     (xv) any acquisition of inventory not consisting of articles usable or which cannot be sold in the normal course of business;

    (xvi) any account receivable which is not valid and has not been collected, or is not completely collectible, within the time period provided by law or contract, consistent with past practices; or

   (xvii) any labor unrest, conflict, strike, lock-out, sit-in or similar event.

1.22 Lists

Set out in Schedule 1.22 are lists showing the following information:

      (i) the name of each person who has received general or special powers-of-attorney for the Companies;

     (ii) banks and bank accounts and credit lines showing (a) the names of people with power of signature, (b) the amount of each credit line and the level of utilization and any long, medium or short term credit or any other financing agreement;

    (iii) all guarantees, sureties or endorsements granted in favor of third parties in excess of ten thousand euros (Euro 10,000) individually;

     (iv) all agency, license, distribution or representation agreements as well as commercial agreements related to the aforementioned agreements (indicating the parties' respective names).

1.23 General Matters

      (i) All the information contained in this Agreement, including the recitals and the Schedules hereto and the Share Purchase Agreement, is complete and accurate in all respects.

     (ii) There is no existing fact or event known to the Warrantors which is likely to have a material and adverse effect on the business or financial condition of the Companies and which has not been disclosed to the Beneficiary in writing by, or on behalf of, the Warrantors. For the sake of good order, it is hereby noted that the Representations and Warranties may be affected by the transactions set forth in
          Schedule 5(b) to the Share Purchase Agreement.

    (iii) For the purposes of paragraph (ii) above, more generally, the Warrantors shall be deemed to "have knowledge of" a fact or event for purposes of this Agreement, if any one of them or any of the persons listed in Schedule 1.23 had knowledge thereof, or would, having made reasonable enquiry as a normally prudent business person in connection with his/her responsibilities, have had, knowledge thereof.

1.24 Authority Relative to this Agreement and the Share Purchase Agreement

      (i) The execution and performance of this Agreement and of the Share Purchase Agreement by the Warrantors do not and will not conflict with, or result in, any violation or breach of, or any default under, any law or any obligation of the Warrantors, or any of them, or any other agreement to which any of them is a party, nor is there any litigation current or pending involving any of the Warrantors which could prevent or hinder their execution and performance of this Agreement and the Share Purchase Agreement.

     (ii) The Warrantors have full individual power, authority and right to enter into this Agreement and the Share Purchase Agreement and to consummate the transactions contemplated in this Agreement and Share Purchase Agreement which concern them.

2. Representations and Warranties of the Beneficiary

The Beneficiary hereby makes the ordinary representations and those provided by law (declarations ordinaires et de droit) and makes the specific representations warranties (hereinafter called the "Beneficiary's Representations and Warranties") set forth below. The Beneficiary recognizes and accepts that the Warrantors have entered into the Share Purchase Agreement and the Representations and Warranties Agreement in reliance on the Beneficiary's Representations and Warranties.

2.1 The Beneficiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

2.2 The Beneficiary has full power and authority to execute and perform this Agreement and the Share Purchase Agreement. The execution and delivery of this Agreement and of the Share Purchase Agreement have been duly authorized by all necessary corporate action on the part of the Beneficiary. This Agreement and the Share Purchase Agreement have been duly executed and delivered by the Beneficiary. The Beneficiary's obligations under this Agreement and under the Share Purchase Agreement constitute valid and binding obligations of the Beneficiary enforceable in accordance with their terms.

2.3 The Beneficiary is not currently, and has not been in the past, the subject of any proceedings with a view to the prevention or resolution of business difficulties (or any similar proceedings), or an order of dissolution, and there do not exist any reasons justifying such procedures.

2.4 The execution and delivery of this Agreement and the Share Purchase Agreement by the Beneficiary and the performance of its obligations thereunder (a) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Beneficiary's by-laws, or any material contract, agreement or commitment binding upon the Beneficiary, or any of its assets or properties; (b) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the assets or properties of the Beneficiary; and (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government having jurisdiction over the Beneficiary.

3. Indemnification

3.1 The Warrantors jointly and severally undertake to indemnify the Beneficiary, by way of reduction in the Price, or, if the Beneficiary so wishes, the Company or any relevant Subsidiary for the full amount of any damage, loss, liability or expense of any kind (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses) (hereinafter, the "Damage") which results from:

      (i) any breach by the Warrantors of their obligations hereunder or under the Share Purchase Agreement; or

     (ii) any inaccuracy, misrepresentation, error or omission in the Representations and Warranties.

3.2 Save for claims in respect of tax or similar charges or social security matters which may be made up to the expiry of the relevant statute of limitations period, and for claims in respect of environmental matters which may be made up to three (3) years following the Closing Date, any claim for indemnification pursuant to paragraph 3.1 hereof must be made not later than two (2) years following the Closing Date by notice in writing to the Warrantors (hereinafter called the "Claim"). The Claim shall provide the relevant facts and an estimate of the Damage. For the sake of good order, it is understood and agreed that indemnification shall be due, if the Claim is made within the relevant period, even if the quantification of the Damage does not take place until after the expiration of such period.

3.3 Notice of any Claim shall be given to the Warrantors within thirty (30) days of the Beneficiary becoming aware of the fact or circumstance giving rise to such Damage. Notwithstanding the foregoing, any Claim relating to tax or similar charges or social security, or, more generally, resulting from a demand or claim made by a third party shall be notified to the Warrantors within fifteen (15) days from the Beneficiary becoming aware of the fact or circumstance giving rise to such Damage. Failure to give notice of a Claim within the above-specified time periods shall not relieve the Warrantors of their obligation to indemnify. However, any delay shall be remedied by an award of damages on behalf of the Warrantors, if such delay has hindered their defense, or, more generally, injured their rights under this Agreement, to the extent of the damage thus shown, with the amount of Damage being reduced thereby.

3.4 The Beneficiary shall provide the Warrantors with complete information on the fact or circumstance giving rise to the Claim and shall enable them to respond thereto, among other things by providing to the Warrantors, or their counsel, access, at the Company's registered office or any other place mutually agreed, on reasonable prior notice and for a reasonable time, to all information and documents necessary for such purpose.

     In connection with a Claim, or audit or any other proceeding at the behest of, or against, a third party (hereinafter called the "Proceedings") the Warrantors, if they so wish, shall have the right, at their own expense, to join in the defense, directly or through their counsel, or the conclusion, by way of amicable agreement, of any Proceedings. The Warrantors may, after reviewing the documents and information made available to them, recommend any step they deem appropriate, consistent with the Companies' corporate interests, for the purpose of reducing or eliminating the Damage.

     It is understood that the Companies will be responsible for their own defense in connection with the Proceedings. However, the Beneficiary agrees, both on its own behalf and on behalf of the Companies, not to pursue any Proceeding, in particular not to enter into a settlement or amicable agreement in such connection, without giving prior notice thereof to the Warrantors and enabling them to make recommendations as provided in the foregoing paragraph.

     The Warrantors shall be relieved of their obligation to indemnify any Damage, if the recommendations they make are not implemented, except where the Beneficiary has conducted the Proceedings involved in a prudent and appropriate manner consistent with the corporate interests of the Company involved.

3.5 All payments due under this Article 3 shall be made within one (1) month from:

     - the notice of the final judgment of any court having jurisdiction, if the Damage relates to a claim by a third party, or the award of an arbitration panel (without the need to obtain enforcement thereof), or the final settlement setting forth the real and final nature of the Damage;

     - in all other cases, the date on which notice of the Claim is given by the Beneficiary to the Warrantors or, if later, from the date on which the Damage is quantified,

     provided, however, that, in both cases, and assuming the Warrantors challenge the Claim, payment shall be made within one (1) month from the notice of the final judgment of the courts having jurisdiction, of an arbitration award (without the need to obtain enforcement thereof), or the final settlement relating to the dispute involved.

3.6  The obligation to indemnify may be enforced against the Warrantors only if:

     - the Damage is greater than thirty-five thousand US dollars ($ 35,000), provided, however, that the amount of a series of Damages resulting from the same or similar fact or circumstance shall be added together to calculate this minimum $ 35,000 amount; and

     - to the extent the total value of the Damage is greater than three million US dollars ($ 3,000,000), this obligation being applicable only to the portion of the indemnification which is above such three million US dollar ($ 3,000,000) amount, which shall be a deductible amount. It is understood and agreed that Damage of less than the minimum amount of $ 35,000 shall not be taken into consideration in the determination of this deductible.

     The maximum total amount which may be paid by the Warrantors to the Beneficiary under this Article 3, shall, in any event, be limited to:

     (i) the amount of the Price, i.e., four hundred and fifty million US dollars (US$ 450,000,000) in case of fraudulent misrepresentation or fraud by the Warrantors, or

     (ii) one hundred and eighty U.S. Dollars ($ 180,000,000) in all other cases,

     provided, however, that all amounts paid under the Share Purchase Agreement shall reduce such limits.

3.7 For the determination of the amount of the Damage, it is agreed that:

    3.7.1 any tax assessments leading to a simple transfer of income or expenses from one fiscal year to another, as well as any assessment, especially relating to value added tax, which does not give rise to any additional tax burden for the Companies shall only be taken into consideration to the extent of penalties, interest, or indemnities which may be involved;

    3.7.2 if a specific amount of a reserve as set forth in the Financial Statements or the Closing Accounts becomes irrelevant prior to the determination of the amount of the Damage, the amount thereof shall be calculated after deducting the amount of such reserve, with each reserve which becomes irrelevant to be thus deducted only once;

    3.7.3 any benefit of any kind, obtained or which may be obtained by the Companies as a result of any Damage, such as, for example, (i) reduction or savings or refund of taxes, (ii) creation or increase of reportable losses, (iii) indemnification under any insurance policy, shall be deducted;

    3.7.4 if the Damage is covered in whole or in part by a specific provision set forth in the Financial Statements or in the Closing Accounts, the amount thereof shall be calculated, with the amount of such provision to be deducted.

3.8 The Warrantors agree to indemnify the Beneficiaries for any French taxes paid by the Beneficiaries or the Companies on the amounts received from the Warrantors.

3.9  It is understood and agreed that:

    3.9.1 a Damage claim may be indemnified only once, even if the fact or circumstance giving rise thereto is covered by several Representations and Warranties;

    3.9.2 a fact or circumstance giving rise to a Price Reduction or Price Differential as set forth in Article 6 of the Share Purchase Agreement, or for which responsibility is assumed by the Sellers under
          Article 5(g) of the Share Purchase Agreement, may not give rise to indemnification under this Article 3;

    3.9.3 more generally, a fact or occurrence giving rise to a payment by the Sellers, under Articles 5(g) and 6 of the Share Purchase Agreement, shall not be the basis for indemnification under this Article 3.

    3.9.4 if, after payment by the Warrantors, an amount which constitutes additional indemnification for a claim of Damage is, or could be, recovered from a third party by the Beneficiary or one of the Companies, they shall take all necessary steps to undertake such recovery. The amounts recovered from such third party shall be refunded promptly to the Warrantors up to the amounts already paid by them under this Article 3.

    3.9.5 Payments by the Warrantors of any Damage shall be converted into U.S. dollars on the basis of the five-day average of the mid-range rate for the five days preceding the payment date as published in the "US Currency Trading Dollar Exchange Rates" table of the European edition of The Wall Street Journal.

3.10 The Beneficiary hereby waives any right to make a Claim which it might have for indemnification of any Damage relating to occurrences, facts, or risks disclosed in this Agreement, the Share Purchase Agreement, or the Schedules thereto (hereinafter called the "Exceptions"), subject to the Exceptions set forth in Schedule 3.10, for which the Beneficiary reserves any and all rights to make a Claim on the terms and conditions set forth in Article
     3.10 hereof. Simply mentioning an agreement, contract, or other fact in this Agreement or the Share Purchase Agreement, or the Schedules thereto, or the fact that the Beneficiary could have had knowledge thereof, because of the reviews conducted prior to the Closing Date does not constitute disclosure of an Exception.

4. Security for Payment

     As security for the performance of their obligations under this Agreement, a portion of the Price, i.e., forty five million U.S. dollars ($ 45,000,000), shall be paid into escrow on the Closing Date with OBC, Odier Bungener Courvoisier, bank, which will act as escrow agent for the benefit of the Beneficiary, as provided in the Escrow Agreement.

5. Assignment - Substitution

5.1 This Agreement is personal to the parties and cannot be assigned by any of them save that the Beneficiary may assign its rights hereunder to an Associated Company or a third party to which the Shares are simultaneously sold, provided that (i) such sale involve the entirety of the Agreement and that (ii) the Beneficiary remain jointly liable for the performance, by the Associated Company or the third party of the obligations incumbent thereon under the Agreement.

5.2 In the event of the death or permanent mental incapacity of one or more of the Warrantors, this Agreement shall be binding on his/her heirs and successors or, as the case may be, legal guardian or trustee.

5.3 Any substitution made by the Purchaser under Article 7(c) of the Share Purchase Agreement shall automatically substitute the Associated Company as a co-contracting party under the terms and conditions of the Representations and Warranties Agreement and the Escrow Agreement.

6. Expenses

     Except as expressly provided in this Agreement and/or the Share Purchase Agreement, each of the parties shall bear all the costs and expenses incurred by it in connection with this Agreement and its negotiation, signature and performance including, but not limited to, the fees and disbursements of any professional advisor, attorney, accountant or any other person whose services may have been used by the said Party.

7. Confidentiality

7.1 The Warrantors and the Beneficiary undertake to hold in confidence and not to disclose to third parties (except to their professional advisors and, in the case of the Beneficiary, to any of its Associated Companies and, in the case of the Warrantors, the persons whose names are set forth in Schedule 1.23) without the prior written consent of the other the terms and conditions of the transactions contemplated by this Agreement.

7.2 All announcements or communications with governmental or administrative bodies, employee representatives or others, by or on behalf of the parties hereto or the Companies relating to the transactions contemplated by this Agreement, shall be in terms agreed by the Parties, provided, however, that
     (i) the Beneficiary shall be entitled to make such announcements as it thinks fit to comply with the regulations of any securities exchange on which securities of Cephalon or any Associated Company may be traded and
     (ii) the Sellers may make statements and announcements required to employee representation bodies after taking into consideration comments of the other Party.

7.3 If for any reason the transactions contemplated by this Agreement are not completed, the obligations of the parties pursuant to this Article 7 will remain in force for a period of five (5) years from the date of this Agreement.

7.4 It is understood and agreed, for the sake of good order, that this confidentiality undertaking shall not limit the right of the Parties to disclose or use the contents of this Agreement to defend or establish their rights in connection with a legal proceeding, including, but not limited to, before any governmental agency or arbitration panel.

8. Notices

8.1 Any notice required to be given under this Agreement shall be validly given if sent by registered letter (with return receipt requested) or by express delivery service with acknowledgment of receipt, or by hand delivery against written acknowledgement of receipt to the following addresses or to such other address as may have been communicated by either of the Parties to the other in accordance herewith at least five (5) days prior to the notice:

                     for notices to the Warrantors:

                     Mr. Francois Lafon
                     c/o Me. Joel Chevreau
                     Bureau d'Etudes Juridiques Peyre
                     174, rue de l'Universite
                     75007 Paris


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

                     for notices to the Beneficiaries:

                     Cephalon, Inc.
                     145 Brandywine Parkway
                     West Chester, Pennsylvania 19380
                     United States
                     To the attention of its General Counsel

                     With a copy to:

                     Dechert
                     55, avenue Kleber
                     75116 Paris
                     To the attention of: Jonathan Schur, Esq.

     Notices shall be effective as of the date of receipt, provided, however, that they shall be deemed received by the Party involved (i) three (3) days from the first attempt to deliver the registered letter with return receipt requested, or express delivery service, and (ii) the day of the handwritten acknowledgement of receipt in the event of hand delivery.

8.2 The Warrantors irrevocably confer on Mr. Francois Lafon, who accepts, the authority to accept notices and take any action with respect to this Agreement on behalf of all of them. Any notice given to Mr. Lafon as provided in Article 8.1 hereinabove shall be deemed to be notice to all the Warrantors.

9. Governing Law and Jurisdiction

9.1 This Agreement shall be governed by and construed in accordance with French law.

9.2 Any dispute arising in relation to this Agreement, its interpretation or execution (including, without limitation, its validity, performance or interpretation) shall be submitted to the Commercial Court (Tribunal de Commerce) of Paris, including any demands for provisional or emergency remedies.

10. Waivers

     The failure by any party hereto promptly to avail itself in whole or in part of any right, power or privilege to which such party is entitled pursuant to the terms of this Agreement shall not constitute a waiver of such right, power or privilege which may be exercised at any time. To be valid, waiver by any party hereto of any such right, power or privilege must be in writing and notified to the other parties as provided in this Agreement.


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11. Interpretation - Miscellaneous

11.1 The descriptive words or phrases at the head of the Articles are inserted only as a convenience and for reference purposes and are not intended in any way to define, limit or describe the scope or intent of the Articles which they precede.

11.2 Each of the Schedules is an integral part of this Agreement.

11.3 This Agreement constitutes the entirety of the agreement between the parties with regard to the subject matter hereof and supersedes any previous agreement or agreements whether verbal or written with regard to this Agreement.


SIGNED in Paris by the parties on the day and year first above written.


Mr. Francois Lafon                              Ms. Andree Carpentier, widow
                                                (veuve) of Mr. Louis Lafon


/s/ Francois Lafon                              /s/ Andree Carpentier
---------------------                           -----------------------


CEPHALON, INC.


/s/ Frank Baldino, Jr.
-----------------------------------
By:    Frank Baldino, Jr.
Title: Chairman & Chief Executive Officer

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